UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2010

BLUESKY SYSTEMS, CORP.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	000-52548	05-6141009
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

191 Chestnut Street, Springfield, MA. 01103
(Registrant’s Address)

Registrant’s telephone number, including area code: (413) 734-3116

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

BLUESKY SYSTEMS CORP.

CURRENT REPORT ON FORM 8-K

TABLE OF CONTENTS

Item 1.01                      Entry into a Material Definitive Agreement

Item 9.01                      Financial Statements and Exhibits

Item 1.01                      Entry into a Material Definitive Agreement

As of January 12, 2010, Bluesky Systems Corp., a Pennsylvania corporation (including its successors and assigns, “BSKS” or “Registrant” or “Company”); Duane Bennett, the President of BSKS (“Mr. Bennett”), China Folk Tourism Co., Ltd., a company organized and existing under the laws of the British Virgin Islands (including its successors and assigns “CFT”), and the shareholders of CFT (the “CFT Shareholders”) entered a Plan of Exchange Agreement (the “POE”), pursuant to which BSKS would acquire 100% of the capital stock of CFT equal to 50,000 shares in exchange for an issuance by BSKS of 35,000,000 new post-split shares of Common Stock of BSKS to CFT shareholders. In addition, CFT and/or the CFT Shareholders would acquire 200,000 post-split shares of BSKS Common Stock from Mr. Bennett, or his assignees, in exchange for a cash payment by CFT and/or the CFT Shareholders of an amount equal to $210,000 to Mr. Bennett, less any expenses incurred and a secured promissory note in the amount of $260,000.

The above purchase and issuance will give CFT a total of 35,200,000 shares of the Common Stock, or a 'controlling interest' in BSKS representing approximately 97.7% of the then issued and outstanding shares of Common Stock. The transaction will not immediately close but shall be conditioned upon: (1) Elimination of all liabilities in BSKS as of the closing date and an acknowledgement from BSKS and Mr. Bennett that they will be fully responsible for any unknown or undisclosed liabilities that may have arisen while Mr. Bennett was in control of BSKS.  (2)  Before closing, BSKS shall provide a comfort letter prepared by a third party law firm confirming that to the best of their knowledge after reasonable due diligence, BSKS has no pending or threatened litigation.  (3) There shall be a deposit of 200,000 post-split shares of BSKS Common Stock deposited into the escrow account of Greentree Financial Group, Inc. ("Escrow Agent") and cash deposit of $210,000 along with a secured promissory note in the amount of $260,000 and a loan guaranty package.  (4) There shall be an issuance of 35,000,000 new post-split shares of Common Stock issued in the name of the CFT shareholders and held in escrow until closing, which should take no longer than 71 days. (5) Mr. Bennett shall tender his resignation from the board of directors and as officer of BSKS and appoint his successor(s) as designated by CFT and/or the CFT Shareholders.  (6) CFT shall be fully reorganized as set forth in Schedule A of the Plan of Exchange attached hereto as Exhibit 10.1, all of the necessary irrevocable PRC contractual arrangements shall have been executed in accordance with PRC law to make Yongding Hakka Earthen building Folklore Integrated Tourism Development Co. Ltd. a wholly owned indirect subsidiary of CFT, and all other relevant PRC regulatory approvals required for this transaction shall have been acquired.  (7) BSKS shall have completed up to a 25:1 reverse stock split.

The closing of the POE will have several important consequences for the Registrant. First, 35,000,000 new post-split shares of common stock of the Registrant will be  issued to the CFT Shareholders with the result that they will be in control of  the Registrant. Second, Mr. Bennett anticipates appointing new directors who are designees of CFT to the Board of Directors and then will resign. The names of the  director  candidates,  their  security  holdings  and  other  background information  will  be  disclosed  pursuant  to  a Current Report on Form 8-K and an Information Statement on Schedule 14F-1, as required  by  the Commission's rules and regulations.

Prior  to  the  closing,  the  Registrant will call a Special Shareholders' Meeting in connection with (i) a proposal to amend its articles of incorporation to  change the name of the Registrant from Bluesky Systems Corp. to such name as may be designated  by  CFT, (ii) a proposal to amend its Articles of Incorporation to  increase  the number of authorized shares of common stock from 50,000,000 to 200,000,000  shares, and (iii) a proposal to reverse split its current issued and outstanding shares at a ratio of twenty five to one (25 to 1).  The Registrant intends to send a notice to shareholders of this Special Shareholders' Meeting to authorize these actions, together with the information which is required by Pennsylvania law, and Mr. Bennett intends to vote his majority shareholding in Bluesky Systems Corp. in favor of these proposals.  The proposals will not take effect until the filing of Articles of Amendment with the Secretary of State of Pennsylvania.

The Registrant currently has 25,548,933 shares of common stock that trade on the Over-The-Counter Bulletin Board under the symbol “BSKS".

The Plan of Exchange is attached in Exhibit 10.1.

Item 9.01                      Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired.

The audited financial statements of CFT as required by Item 9.01(a) of Form 8-K and the pro forma financial information required by Item 9.01(b) of Form 8-K, will be filed with the SEC within 71 days of the initial Form 8-K filing with respect to this transaction.

(d)	Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit

10.1           Plan of Exchange between Bluesky Systems Corp. and China Folk Tourism Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 3, 2010	BLUESKY SYSTEMS CORP.

	By:	/s/ Duane Bennett
Duane Bennett
President